Exhibit 99.1

DURECT Announces Proposed Public Offering of Common Stock

CUPERTINO, CA, November 7, 2013 /PRNewswire-FirstCall/ — DURECT Corporation (Nasdaq: DRRX) today announced that it is offering, subject to market conditions, shares of its common stock in an underwritten public offering. DURECT anticipates using the net proceeds from this offering for general corporate purposes, which may include clinical trials, research and development activities, capital expenditures, selling, general and administrative costs, facilities expansion and to meet working capital needs. All of the shares in the offering are to be sold by DURECT.

Stifel is acting as sole book-running manager for the proposed offering and Janney Montgomery Scott is acting as co-manager.

Felix Theeuwes, our Chairman and Chief Scientific Officer, has indicated an interest in purchasing shares of our common stock with an aggregate purchase price of up to approximately $1 million in this offering at the public offering price.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (the “SEC”) and is effective. A preliminary prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s web site at www.sec.gov. When available, copies of the preliminary prospectus supplement may also be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, or by calling (415) 364-2500.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About DURECT Corporation

DURECT is a specialty pharmaceutical company developing innovative drugs for pain and chronic diseases, with late-stage development programs including REMOXY®, POSIDUR™, ELADUR®, and TRANSDUR®-Sufentanil. DURECT’s proprietary oral, transdermal and injectable depot delivery technologies enable new indications and superior clinical/commercial attributes such as abuse deterrence, improved convenience, compliance, efficacy and safety for small molecule and biologic drugs.

NOTE: POSIDUR™, SABER®, ORADUR®, TRANSDUR® and ELADUR® are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. REMOXY, POSIDUR, ELADUR, TRANSDUR-Sufentanil, ORADUR-Methylphenidate and Relday are drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities.

SOURCE:	DURECT Corporation
CONTACT:	Matthew J. Hogan, Chief Financial Officer, DURECT 408-777-4936